Amendment No. 1

dated

March 1, 2020

to

SCHEDULE A

to the

Master Services Agreement Between

Cbartwell Funds

and

Ultimus Fund Solutions, LLC Dated August 1, 2018

Fund Portfolio(s)

Chartwell Income Fund

Chartwell Mid Cap Value Fund

Chartwell Short Duration High Yield Fund

Chartwell Small Cap Growth Fund

Chartwell Small Cap Value Fund

The parties duly executed this first amendment to Schedule A as of March 1, 2020.

	Chartwell Funds		Ultimus Fund Solutions, LLC

By:	/s/ Michael Magee	By:	/s/ David James
Name:	Michael Magee	Name:	David James
Title:	COO	Title:	EVP, Chief Legal and Risk Officer

Chartwell Funds

Ultimus Master Services Agreement - Amendment I to Schedule A

March 1, 2020